Exhibit 73

AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT

This is Amendment No. 2 (this “Amendment”) to the Employment Letter Agreement dated February 16, 2012 by and between Sitel Operating Corporation (the “Company”) and Patrick W. Tolbert (“Employee”).

Recitals

A.
The Company and Employee entered into an employment letter agreement dated November 23, 2010 with an effective date of October 25, 2010 as amended by Amendment No. 1 dated November 23, 2010 (as amended the “Employment Agreement”).

B.	The Company and Employee now mutually desire to further amend the Employment Agreement as set out below.

C.
The parties intend that, except as expressly amended by this Amendment, the Employment Agreement shall remain in full force and effect. Further, this Amendment shall form a part of the Employment Agreement for all purposes and the Employment Agreement and this Amendment shall be read together.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the sufficiency of which is specifically acknowledged by the Company and Employee, it is agreed as follows:

Agreements

1.	Section 1 ”Duties, Responsibilities, Terms and Compensation” is amended to read in its entirety as follows:

You will perform services for the Company and its affiliates as are customarily associated with your position and as may otherwise be assigned to you by the Board of Directors or one or more officers of the Company designated by the Board of Directors. You will devote your full time, attention, knowledge, and skills to the affairs of the Company and to your duties and will perform your duties diligently and to the best of your ability. You also will be entitled to be nominated for election as an un-compensated director of the Company for so long as you are an employee of the Company. Your job title, compensation, other benefits, the Term (as defined in Schedule A hereto) and additional details of your employment are more fully set forth on Schedule A hereto.

2.	The section of Schedule A to the Employment Agreement entitled “Base Salary” is amended to read in its entirety as follows:

$500,000 annualized. While the Company currently pays base salary on a bi-weekly basis, the Company reserves the right to change the frequency with which it pays all of its employees.

3.	Subsection (b) of the section of Schedule A to the Employment Agreement entitled “Bonus/Incentive” is amended to read in its entirety as follows:

(b) an annual bonus target of $500,000 pursuant to the terms of the Company’s Global Management Incentive Plan, in effect and as amended from time to time, and shall be in the unqualified discretion of the Chief Executive Officer and the Company’s Board of Directors.

4.
The Employment Agreement, as amended by this Amendment, constitutes the entire Agreement between the parties and supersedes all other discussions, understandings, arrangements or agreements between the parties, including the director agreement dated March 7, 2011 (“Director Agreement”).

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above, but actually on the date(s) stated below:

Sitel Operating Corporation

By: /s/Dagoberto Quintana

Title: Chief Executive Officer and President

Date: 2/21/12

__/s/ Patrick Tolbert

Date: 2/21/12